Exhibit 99.1
BeiGene Announces Fourth Quarter and Full Year 2024 Financial Results and Business Updates
•Total global revenues of $1.1 billion and $3.8 billion for the fourth quarter and full year, increases of 78% and 55%, respectively; narrowed GAAP operating loss and achieved full-year positive non-GAAP operating income
•Global BRUKINSA revenues of $828 million and $2.6 billion for the fourth quarter and full year, increases of 100% and 105%, respectively; progressed pivotal-stage programs for BCL2 inhibitor sonrotoclax and BTK CDAC BGB- 16673
•Advanced six and 13 New Molecular Entities (NMEs) into the clinic in the fourth quarter and full year, respectively; anticipate multiple data readouts for innovative solid tumor programs in 1H 2025
•Full year 2025 revenue guidance of $4.9 billion to $5.3 billion, reaffirm anticipated positive GAAP operating income and cash flow generation from operations in 2025

SAN MATEO, Calif. – (BUSINESS WIRE) – BeiGene, Ltd. (NASDAQ: ONC; HKEX: 06160; SSE: 688235), a global oncology company that intends to change its name to BeOne Medicines Ltd., today announced financial results and corporate updates from the fourth quarter and full year 2024.
“Our fourth quarter and full year results demonstrate our tremendous growth as a global oncology powerhouse, reinforced by the continued success of BRUKINSA and the development of one of the most prolific solid tumor pipelines in oncology with multiple data readouts expected this year,” said John V. Oyler, Co-Founder, Chairman, and CEO at BeiGene. “BRUKINSA is now the unequivocal leader in new CLL patient starts in the U.S., holds the broadest label of any BTK inhibitor and serves as the cornerstone of our hematology franchise, showing immense promise as a backbone alongside our late stage BCL2 inhibitor, sonrotoclax, and our potential first-in-class BTK CDAC. We are also building future solid tumor franchises in breast, lung, and gastrointestinal cancers by leveraging our platforms in multi-specific antibodies, protein degraders and antibody-drug conjugates. 2025 marks an inflection point as we anticipate achieving positive GAAP operating income and operating cash flow alongside our intention to change our name to BeOne with our new NASDAQ ticker, ONC.”

Fourth Quarter and Full Year 2024 Financial Snapshot

(Amounts in thousands of U.S. dollars and unaudited)

	Fourth Quarter			Full Year
	2024	2023	% Change	2024	2023	% Change
Net product revenues	$1,118,035	$630,526	77%	$3,779,546	$2,189,852	73%
Net revenue from collaborations	$9,789	$3,883	152%	$30,695	$268,927	(89)%
Total revenue	$1,127,824	$634,409	78%	$3,810,241	$2,458,779	55%

GAAP loss from operations	$(79,425)	$(383,795)	(79)%	$(568,199)	$(1,207,736)	(53)%
Adjusted income (loss) from operations*	$78,603	$(267,224)	129%	$45,356	$(752,473)	106%
* For an explanation of our use of non-GAAP financial measures refer to the "Note Regarding Use of Non-GAAP Financial Measures" section later in this press release and for a reconciliation of each non-GAAP financial measure to the most comparable GAAP measures, see the table at the end of this press release.

Key Business Updates
BRUKINSA® (zanubrutinib) is an orally available, small molecule inhibitor of BTK designed to deliver complete and sustained inhibition of the BTK protein by optimizing bioavailability, half-life, and selectivity. With differentiated pharmacokinetics compared with other approved BTK inhibitors, BRUKINSA has been demonstrated to inhibit the proliferation of malignant B cells within a number of disease-relevant tissues. BRUKINSA has the broadest label globally of any BTK inhibitor and is the only BTK inhibitor to provide the flexibility of once or twice daily dosing. The BRUKINSA clinical development program includes approximately 7,100 patients enrolled to date in more than 30 countries and regions across more than 35 trials. BRUKINSA is approved in more than 70 markets, and more than 180,000 patients have been treated globally.

Exhibit 99.1
•U.S. sales of BRUKINSA totaled $616 million and $2.0 billion in the fourth quarter and full year of 2024, representing growth of 97% and 106%, respectively, over the prior-year periods, with more than 60% of the quarter over quarter demand growth coming from expanded use in chronic lymphocytic leukemia (CLL) as BRUKINSA continued to gain share as the leader in new patient starts in the U.S. in CLL and all other approved indications; BRUKINSA sales in Europe totaled $113 million and $359 million in the fourth quarter and full year 2024, representing growth of 148% and 194%, respectively, compared to the prior-year periods, driven by increased market share across all major markets, including Germany, Italy, Spain, France and the UK; and
•Entered into a patent litigation settlement agreement with MSN Pharmaceuticals, Inc. and MSN Laboratories Private Ltd. granting MSN the right to sell a generic version of BRUKINSA in the U.S. no earlier than June 15, 2037, subject to potential acceleration or extension under circumstances customary for settlement of this type.

TEVIMBRA® (tislelizumab) is a uniquely designed humanized immunoglobulin G4 (IgG4) anti-programmed cell death protein 1 (PD-1) monoclonal antibody with high affinity and binding specificity against PD-1; it is designed to minimize binding to Fc-gamma (Fcγ) receptors on macrophages, helping to aid the body’s immune cells to detect and fight tumors. TEVIMBRA is the foundational asset of BeiGene’s solid tumor portfolio and has shown potential across multiple tumor types and disease settings. The TEVIMBRA clinical development program includes almost 14,000 patients enrolled to date in 35 counties and regions across 70 trials, including 21 registration-enabling studies. TEVIMBRA is approved in 45 markets, and more than 1.3 million patients have been treated globally.

•Sales of tislelizumab totaled $154 million and $621 million in the fourth quarter and full year 2024, representing growth of 20% and 16%, respectively, compared to the prior-year periods;
•Received U.S. Food and Drug Administration (FDA) approval in combination with platinum and fluoropyrimidine-based chemotherapy for the first-line treatment of unresectable or metastatic HER2-negative gastric or gastroesophageal junction adenocarcinoma in adults whose tumors express PD-L1 (≥1); and
•Received European Commission (EC) approval in combination with chemotherapy for the first-line treatment of esophageal squamous cell carcinoma and gastric or gastroesophageal junction adenocarcinoma.

Key Pipeline Highlights

BeiGene’s portfolio strategy emphasizes rapid generation of early-stage clinical proof-of-concept data enabled by its speed- and cost-advantaged (“Fast to Proof of Concept”) approach to global development operations. The Company’s in-house global research and development team, including clinical operations and development, is comprised of nearly 3,700 colleagues conducting trials across six continents and striving to ensure rigorous data quality through collaborations with regulators and investigators in over 45 countries. This strategic approach maximizes resources by channeling data-gated investments into the most promising clinically differentiated candidates quickly and de-prioritizing others. With one of the largest oncology research teams in the industry, BeiGene has demonstrated strengths in translational small molecule and biologics discovery, including three platform technologies: multi-specific antibodies, chimeric degradation activation compounds (CDACs), and antibody-drug conjugates (ADCs).

Hematology

BRUKINSA

•At the American Society of Hematology (ASH) Annual meeting, presented 5-year follow-up from SEQUOIA study; with adjustment for COVID-19 impact, the study demonstrated treatment with BRUKINSA reduced the risk of progression or death by 75% compared to bendamustine-rituximab in patients with treatment-naïve (TN) CLL;
•Anticipate FDA and EC approvals of BRUKINSA tablet formulation in the second half of 2025;
•Anticipate an interim analysis of progression-free survival for the Phase 3 MANGROVE study in TN mantle cell lymphoma (MCL) in the second half of 2025; and
•Anticipate completing enrollment for the relapsed/refractory (R/R) follicular lymphoma portion of the Phase 3 MAHOGANY study in the second half of 2025.

Exhibit 99.1
Sonrotoclax (BCL2 inhibitor)

•Planned data readouts in R/R CLL and R/R MCL Phase 2 trials and potential accelerated approval submissions in the second half of 2025;
•At ASH, presented data from the 320 mg expansion cohort of a Phase 1/1b study at a median follow-up of 1.5 years demonstrating no progression in patients with TN CLL in combination with BRUKINSA;
•More than 1,800 patients enrolled to date across the program;
•Completed enrollment in Phase 3 CELESTIAL study in TN CLL;
•Anticipate enrolling first subjects in global Phase 3 trials in R/R CLL and R/R MCL in the first half of 2025; and
•Continued enrollment in global Phase 2 trial in Waldenström’s macroglobulinemia.

BGB-16673 (BTK CDAC)

•Continued to enroll potentially registration enabling R/R CLL Phase 2 study with data readout expected in 2026;
•More than 500 patients enrolled to date across the program;
•Anticipate initiation of Phase 3 trial in R/R CLL compared to physician’s choice in the first half of 2025; and
•Anticipate initiation of Phase 3 head-to-head trial against noncovalent BTK inhibitor pirtobrutinib in R/R CLL in the second half of 2025.

Solid Tumors

Anticipate data readouts for BGB-43395 (CDK4 inhibitor), BG-68501 (CDK2 inhibitor) and BG-C9074 (B7H4 ADC) in the first half of 2025, and internal proof-of-concept data for BG-60366 (EGFR CDAC), BGB-53038 (panKRAS inhibitor), BG-C137 (FGFR2b ADC), BGB-C354 (B7H3 ADC), and BG-C477 (CEA ADC) in the second half of 2025.

Lung Cancer

•Tarlatamab (AMG757, DLL3xCD3 BiTE): anticipate data readout from Phase 3 study in second-line small cell lung cancer in the first half of 2025;
•Advan-TIG-302 (TIGIT antibody): anticipate interim data readout from Phase 3 study in first-line PD(L)1-high non small cell lung cancer in the second half of 2025;
•BG-60366 (EGFR CDAC): entered into the clinic in the fourth quarter of 2024; differentiated degrader mechanism to completely abolish EGFR signaling; highly potent across osimertinib-sensitive and resistant EGFR mutations; strong preclinical efficacy data with oral and daily dosing;
•BG-89894 (MAT2A inhibitor): entered dose escalation in fourth quarter of 2024; potential best-in-class characteristics with superior potency and brain penetration; strong synergy between PRMT5i and MAT2Ai in preclinical models;
•BGB-58067 (MTA-cooperative PRMT5 inhibitor): entered into the clinic in the beginning of January 2025; best-in-class potential with high potency, selectivity, and brain penetrability; and
•BG-T187 (EGFR x MET trispecific antibody): initiated dose escalation in fourth quarter of 2024; differentiated MET biparatopic design with optimal MET inhibitory activity to pursue best-in-class opportunity.

Breast and Gynecologic Cancers

•BGB-43395 (CDK4 inhibitor): continued dose escalation in monotherapy and in combination with fulvestrant and letrozole in the anticipated efficacious dose range; more than 180 patients enrolled to date and proof-of-concept expected in the first half of 2025; planning underway for Phase 3 trial in second-line HR+/HER2- metastatic breast cancer in combination with endocrine therapy ; and

Exhibit 99.1
•BG-68501 (CDK2 inhibitor) and BG-C9074 (B7H4 ADC): continued monotherapy dose escalation; more than 50 patients and more than 70 patients enrolled to date, respectively.

Gastrointestinal Cancers

•Zanidatamab (HER2 bispecific antibody) in combination with tislelizumab and chemotherapy: anticipate primary PFS data readout from Phase 3 study in first-line HER2-positive gastroesophageal adenocarcinoma in the second half of 2025; and
•NMEs advanced into the clinic in the fourth quarter of 2024:
•BGB-53038 (panKRAS inhibitor): highly potent and selective with broad activity against KRAS mutations in multiple tumor types; limits toxicity by sparing other RAS proteins; KRAS mutations are present in 19 percent of cancers; and

•BG-C137 (FGFR2b ADC): potential first-in-class ADC for a validated target in upper gastrointestinal and breast cancers; potential superior efficacy compared to leading monoclonal antibody in both high- and medium-expression models.
Inflammation and Immunology

BGB-45035 (IRAK4 CDAC): currently in dose escalation in both SAD and MAD cohorts with more than 130 subjects enrolled; potent and selective degrader that targets both kinase and scaffold functions of IRAK4 for complete target degradation; Phase 2 study planned in 2025; proof-of-concept for tissue IRAK4 degradation in the second half of 2025.

Corporate Updates

•Announced intent to change the Company’s name to BeOne Medicines, pending shareholder approval; the new name reflects the Company’s commitment to develop innovative medicines to eliminate cancer by partnering with the global community to serve as many patients as possible;
•Announced a global licensing agreement with CSPC Zhongqi Pharmaceutical Technology (Shijiazhuang) Co., Ltd. for SYH2039 (BG-89894), a novel MAT2A inhibitor being explored for solid tumors as monotherapy and in combination with BGB-58067 (MTA-cooperative PRMT5 inhibitor);
•Changed the Company’s Nasdaq stock ticker from “BGNE” to “ONC”; and
•Hosted an investor webinar on December 16, 2024, highlighting key data from the hematology franchise from the ASH 2024 and the 2024 San Antonio Breast Cancer Symposium and presented at the 2025 J.P. Morgan Healthcare Conference on January 13, 2025. Replays and materials can be found at the Investor Events and Presentations section of the Company’s website.

Exhibit 99.1
Fourth Quarter and Full Year 2024 Financial Highlights

Revenue for the fourth quarter and full year 2024 was $1.1 billion and $3.8 billion, respectively, compared to $634 million and $2.5 billion in the prior-year periods driven primarily by growth in BRUKINSA product sales in the U.S. and Europe.

Product Revenue totaled $1.1 billion and $3.8 billion for the fourth quarter and full year 2024, respectively, compared to $631 million and $2.2 billion in the prior-year periods. The increase in product revenue was primarily attributable to increased sales of BRUKINSA. For the quarter and full year 2024, the U.S. was the Company’s largest market, with product revenue of $616 million and $2.0 billion, respectively, compared to $313 million and $946 million, respectively, in the prior-year periods. U.S. sales were also positively impacted in the fourth quarter of 2024 by seasonality and the timing of customer order patterns of approximately $30 million. In addition to BRUKINSA revenue growth, product revenues were positively impacted by growth from in-licensed products from Amgen and tislelizumab.

Gross Margin as a percentage of global product sales for the fourth quarter and full year 2024 was 85.6% and 84.3%, respectively, compared to 83.2% and 82.7% in the prior-year periods on a GAAP basis. The gross margin percentage increased in both the quarter-over-quarter and year-over-year periods due to a proportionally higher sales mix of global BRUKINSA compared to other products in our portfolio, partially offset by the impact of accelerated depreciation expense of $16 million and $33 million, respectively, for the fourth quarter and full year 2024 resulting from the move to more efficient, larger scale production lines for tislelizumab. On an adjusted basis, which does not include the accelerated depreciation, gross margin as a percentage of product sales increased to 87.4% and 85.5% for the fourth quarter and full year 2024, respectively, compared to 83.7% and 83.2%, respectively, in the prior-year periods.

Exhibit 99.1
Operating Expenses
The following table summarizes operating expenses for the fourth quarter 2024 and 2023, respectively:

	GAAP			Non-GAAP
(in thousands, except percentages)	Q4 2024	Q4 2023	% Change	Q4 2024	Q4 2023	% Change
Research and development	$542,012	$493,987	10%	$474,874	$437,383	9%
Selling, general and administrative	$504,677	$418,385	21%	$433,059	$361,435	20%
Total operating expenses	$1,046,689	$912,372	15%	$907,933	$798,818	14%
The following table summarizes operating expenses for the full year 2024 and 2023, respectively:

	GAAP			Non-GAAP
(in thousands, except percentages)	FY 2024	FY 2023	% Change	FY 2024	FY 2023	% Change
Research and development	$1,953,295	$1,778,594	10%	$1,668,368	$1,558,960	7%
Selling, general and administrative	$1,831,056	$1,508,001	21%	$1,549,864	$1,284,689	21%
Total operating expenses	$3,784,351	$3,286,595	15%	$3,218,232	$2,843,649	13%

Research and Development (R&D) Expenses increased for the fourth quarter and full year 2024 compared to the prior-year periods on both a GAAP and adjusted basis primarily due to advancing preclinical programs into the clinic and early clinical programs into late stage. Upfront fees and milestone payments related to in-process R&D for in-licensed assets totaled $63 million and $114 million in the fourth quarter and full year 2024, respectively, compared to $31.8 million and $46.8 million in the prior-year periods.

Selling, General and Administrative (SG&A) Expenses increased for the fourth quarter and full year 2024 compared to the prior-year periods on both a GAAP and adjusted basis due to continued investment in the global commercial launch of BRUKINSA primarily in the U.S. and Europe. SG&A expenses as a percentage of product sales were 45% and 48% for the fourth quarter and full year 2024, respectively, compared to 66% and 69% in the prior-year periods.

Net Loss
GAAP net loss improved for the fourth quarter and full year 2024, as compared to the prior-year periods, primarily attributable to reduced operating losses.
For the fourth quarter of 2024, net loss per share was $0.11 per share and $1.43 per American Depositary Share (ADS), compared to $0.27 per share and $3.53 per ADS in the prior-year period. Net loss for full year 2024 was $0.47 per share and $6.12 per ADS, compared to $0.65 per share and $8.45 per ADS in the prior-year period.
Cash Provided by Operations for the fourth quarter 2024 was $75 million, an increase of $297 million over the prior-year period. For full year 2024 cash used in operations was $141 million, a decrease of $1.0 billion from the prior year period. The improvement in operating cash flows in the period was primarily driven by improved GAAP operating loss and non-GAAP operating income.
For further details on BeiGene’s 2024 Financial Statements, please see BeiGene’s Annual Report on Form 10-K for fiscal year 2024 filed with the U.S. Securities and Exchange Commission.

Exhibit 99.1
Full Year 2025 Guidance
BeiGene’s financial guidance is summarized below:

FY 2025[1]
Total Revenue	$4.9 billion to $5.3 billion
GAAP Operating Expenses (R&D and SG&A)	$4.1 billion to $4.4 billion
Additional: GAAP Gross Margin Percentage in mid-80% range Positive Full Year GAAP Operating Income Generation of Positive Cash Flow from Operations
1. Does not assume any potential new, material business development activity or unusual/non-recurring items. Assumes January 31, 2025 foreign exchange rates.
BeiGene’s total revenue guidance for full year 2025 of $4.9 billion to $5.3 billion includes expectations for strong revenue growth driven by BRUKINSA’s U.S. leadership position and continued global expansion in both Europe and other important rest of world markets. Gross margin percentage is expected to be in the mid-80% range due to mix and production efficiencies as compared to 2024. BeiGene’s guidance for combined operating expenses on a GAAP basis includes expectations of investment to support growth in both commercial and research at a pace that continues to deliver meaningful operating leverage. Non-GAAP operating expenses, which exclude costs related to share-based compensation, depreciation and amortization expense, are expected to track with GAAP operating expenses, with reconciling items unchanged from existing practice. Operating expense guidance does not assume any potential new, material business development activity or unusual/non-recurring items.
Conference Call and Webcast
The Company’s earnings conference call for the fourth quarter and full year 2024 will be broadcast via webcast at 8:00 a.m. ET on Thursday, February 27, 2025, and will be accessible through the Investors section of BeiGene’s website, www.beigene.com. Supplemental information in the form of a slide presentation and a replay of the webcast will also be available.

Exhibit 99.1
About BeiGene
BeiGene, which plans to change its name to BeOne Medicines Ltd., is a global oncology company that is discovering and developing innovative treatments that are more affordable and accessible to cancer patients worldwide. With a broad portfolio, we are expediting development of our diverse pipeline of novel therapeutics through our internal capabilities and collaborations. We are committed to radically improving access to medicines for far more patients who need them. Our growing global team of more than 11,000 colleagues spans six continents. To learn more about BeiGene, please visit www.beigene.com and follow us on LinkedIn, X (formerly known as Twitter), Facebook and Instagram.
BeiGene intends to use the Investors section of its website, its X (formerly known as Twitter) account at x.com/BeiGeneGlobal, its LinkedIn account at linkedin.com/company/BeiGene, its Facebook account at facebook.com/BeiGeneGlobal, and its Instagram account at instagram.com/BeiGeneGlobal to disclose material information and to comply with its disclosure obligations under Regulation FD. Accordingly, investors should monitor BeiGene’s website, its X account, its LinkedIn account, its Facebook account, and its Instagram account in addition to BeiGene’s press releases, SEC filings, public conference calls, presentations, and webcasts.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding timing of proof-of-concept data readouts, clinical trial activities and readouts, study enrollment, and regulatory approvals; BeiGene’s future revenue, operating income, cash flow, operating expenses and gross margin percentage; the future of BeiGene’s solid tumor pipeline and its ability to address unmet patient need across multiple disease areas and therapeutic modalities; the future success of BeiGene’s clinical trials and new molecular entities; and BeiGene’s plans, commitments, aspirations and goals under the caption “About BeiGene”. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene’s ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene’s reliance on third parties to conduct drug development, manufacturing, commercialization, and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products; BeiGene’s ability to obtain additional funding for operations and to complete the development of its drug candidates and achieve and maintain profitability; and those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent annual report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene’s subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law. BeiGene’s financial guidance is based on estimates and assumptions that are subject to significant uncertainties.

Investor Contact	Media Contact
Liza Heapes	Kyle Blankenship
+1 857-302-5663	+1 667-351-5176
ir@beigene.com	media@beigene.com

Exhibit 99.1

Condensed Consolidated Statements of Operations (U.S. GAAP)
(Amounts in thousands of U.S. dollars, except for shares, American Depositary Shares (ADSs), per share and per ADS data)

	Fourth Quarter		Full Year
	2024	2023	2024	2023
	(unaudited)		(audited)
Revenue
Product revenue, net	$1,118,035	$630,526	$3,779,546	$2,189,852
Collaboration revenue	9,789	3,883	30,695	268,927
Total revenues	1,127,824	634,409	3,810,241	2,458,779
Cost of sales - products	160,560	105,832	594,089	379,920
Gross profit	967,264	528,577	3,216,152	2,078,859
Operating expenses
Research and development	542,012	493,987	1,953,295	1,778,594
Selling, general and administrative	504,677	418,385	1,831,056	1,508,001
Total operating expenses	1,046,689	912,372	3,784,351	3,286,595
Loss from operations	(79,425)	(383,795)	(568,199)	(1,207,736)
Interest income , net	7,808	16,274	47,836	74,009
Other (expense) income, net	(13,734)	16,749	(12,638)	307,891
Loss before income taxes	(85,351)	(350,772)	(533,001)	(825,836)
Income tax expense	66,530	16,781	111,785	55,872
Net loss	(151,881)	(367,553)	(644,786)	(881,708)

Net loss per share	$(0.11)	$(0.27)	$(0.47)	$(0.65)
Weighted-average shares outstanding—basic and diluted	1,381,378,234	1,353,005,058	1,368,746,793	1,357,034,547

Net loss per American Depositary Share (“ADS”)	$(1.43)	$(3.53)	$(6.12)	$(8.45)
Weighted-average ADSs outstanding—basic and diluted	106,259,864	104,077,312	105,288,215	104,387,273

Exhibit 99.1

Select Condensed Consolidated Balance Sheet Data (U.S. GAAP)
(Amounts in thousands of U.S. Dollars)

	As of
	December 31,	December 31,
	2024	2023
	(audited)
Assets:
Cash, cash equivalents and restricted cash	$2,638,747	$3,185,984
Accounts receivable, net	676,278	358,027
Inventories, net	494,986	416,122
Property, plant and equipment, net	1,578,423	1,324,154
Total assets	$5,920,910	$5,805,275
Liabilities and equity:
Accounts payable	$404,997	$315,111
Accrued expenses and other payables	803,713	693,731
R&D cost share liability	165,440	238,666
Debt	1,018,013	885,984
Total liabilities	2,588,688	2,267,948
Total equity	$3,332,222	$3,537,327

Exhibit 99.1

Select Unaudited Condensed Consolidated Statements of Cash Flows (U.S. GAAP)
(Amounts in thousands of U.S. Dollars)

	Fourth Quarter		Full Year
	2024	2023	2024	2023
	(unaudited)		(audited)
Cash, cash equivalents and restricted cash at beginning of period	$2,713,428	$3,080,892	$3,185,984	$3,875,037
Net cash provided by (used in) operating activities	75,160	(221,638)	(140,631)	(1,157,453)
Net cash (used in) provided by investing activities	(93,605)	(62,584)	(548,350)	60,004
Net cash (used in) provided by financing activities	(4,523)	347,048	193,449	416,478
Net effect of foreign exchange rate changes	(51,713)	42,266	(51,705)	(8,082)
Net (decrease) increase in cash, cash equivalents and restricted cash	(74,681)	105,092	(547,237)	(689,053)
Cash, cash equivalents and restricted cash at end of period	$2,638,747	$3,185,984	$2,638,747	$3,185,984

Exhibit 99.1
Note Regarding Use of Non-GAAP Financial Measures
BeiGene provides certain non-GAAP financial measures, including Adjusted Operating Expenses and Adjusted Operating Loss and certain other non-GAAP income statement line items, each of which include adjustments to GAAP figures. These non-GAAP financial measures are intended to provide additional information on BeiGene’s operating performance. Adjustments to BeiGene’s GAAP figures exclude, as applicable, non-cash items such as share-based compensation, depreciation and amortization. Certain other special items or substantive events may also be included in the non-GAAP adjustments periodically when their magnitude is significant within the periods incurred. BeiGene maintains an established non-GAAP policy that guides the determination of what costs will be excluded in non-GAAP financial measures and the related protocols, controls and approval with respect to the use of such measures. BeiGene believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of BeiGene’s operating performance. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of the Company’s historical and expected financial results and trends and to facilitate comparisons between periods and with respect to projected information. In addition, these non-GAAP financial measures are among the indicators BeiGene’s management uses for planning and forecasting purposes and measuring the Company’s performance. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, non-GAAP financial measures used by other companies.

Exhibit 99.1
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(Amounts in thousands of U.S. Dollars)
(unaudited)

	Fourth Quarter		Full Year
	2024	2023	2024	2023
Reconciliation of GAAP to adjusted cost of sales - products:
GAAP cost of sales - products	$160,560	$105,832	$594,089	$379,920
Less: Depreciation	18,089	1,898	42,707	8,578
Less: Amortization of intangibles	1,183	1,119	4,729	3,739
Adjusted cost of sales - products	$141,288	$102,815	$546,653	$367,603

Reconciliation of GAAP to adjusted research and development:
GAAP research and development	$542,012	$493,987	$1,953,295	$1,778,594
Less: Share-based compensation expenses	44,992	39,424	186,113	163,550
Less: Depreciation	22,146	17,180	98,814	56,084
Adjusted research and development	$474,874	$437,383	$1,668,368	$1,558,960

Reconciliation of GAAP to adjusted selling, general and administrative:
GAAP selling, general and administrative	$504,677	$418,385	$1,831,056	$1,508,001
Less: Share-based compensation expenses	62,790	53,328	255,680	204,038
Less: Depreciation	8,811	1,784	25,417	15,774
Less: Amortization of intangibles	17	1,838	95	3,500
Adjusted selling, general and administrative	$433,059	$361,435	$1,549,864	$1,284,689

Reconciliation of GAAP to adjusted operating expenses
GAAP operating expenses	1,046,689	912,372	3,784,351	3,286,595
Less: Share-based compensation expenses	107,782	92,752	441,793	367,588
Less: Depreciation	30,957	18,964	124,231	71,858
Less: Amortization of intangibles	17	1,838	95	3,500
Adjusted operating expenses	$907,933	$798,818	$3,218,232	$2,843,649

Reconciliation of GAAP to adjusted loss from operations:
GAAP loss from operations	$(79,425)	$(383,795)	$(568,199)	$(1,207,736)
Plus: Share-based compensation expenses	107,782	92,752	441,793	367,588
Plus: Depreciation	49,046	20,862	166,938	80,436
Plus: Amortization of intangibles	1,200	2,957	4,824	7,239
Adjusted income (loss) from operations	$78,603	$(267,224)	$45,356	$(752,473)